Exhibit 4a
                         VSE Corporation
                     Summary with Respect to
                     1998 Stock Option Plan


     You have been granted an option to purchase shares of common stock of VSE Corporation (the "Company") pursuant to the VSE Corporation 1998 Stock Option Plan (the "Plan"). Set forth below is a summary of the material information regarding the Plan and its operations. You should refer to the actual Plan for further information with respect to the Plan's various terms and conditions. A copy of the Plan and the Company's latest annual report are attached to this summary.

     General Information. The Plan is administered by the Company's Board of Directors (the "Board"), provided that a majority of the members of the Board and a majority of the members of the Board who are acting on the administration of the Plan are Outside Directors, as that term is defined in the Plan. Alternatively, the Plan shall be administered by a committee of the Board composed of at least three directors, all of whom must be Outside Directors.

     The Plan permits the grant of options to purchase up to 343,750 shares of the Company's common stock. The Company may issue shares or may purchase shares in the over-the-counter market in order to satisfy option exercises.

     The Plan is not subject to the Employee Retirement Income
Security Act of 1974.

     Resale Restrictions. The shares issuable upon exercise of an option granted under the Plan have been registered under the Securities Act of 1933, as amended (the "1933 Act"), and accordingly are freely resalable, subject to the following limitations.

     In order to comply with certain federal tax requirements, an employee who receives incentive stock options agrees to give the Company prompt notice of any shares disposed of within two years after the employee was granted the incentive stock option under which he acquired such stock or one year after the employee acquired such stock by exercising such incentive stock option. The notice shall provide the exact number of shares so disposed.

     Officers of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended, must report to the Securities and Exchange Commission ("SEC") the receipt of an option, its exercise and the sale of the shares, on SEC Form 4 or Form 5, as appropriate.

         This document constitutes part of a prospectus
              covering securities that have been
          registered under the Securities Act of 1933

            This document is dated December 9, 1999
     Officers of the Company who may be deemed to control the Company (which is generally understood to mean the ability to direct the Company's business, policies or other principal business affairs) may only sell shares in a transaction exempt from the provisions of the 1933 Act. Such an exemption is provided by Rule 144, which requires the filing of a notice with the SEC and compliance with certain limitations on the amount and timing of such sales.

     Federal Income Tax Consequences. The following is a summary of the federal income tax consequences relating to options granted under the Plan.

     The grant of a non-qualified option which does not have a readily ascertainable fair market value will have no immediate tax consequences to the recipient. The option holder will recognize upon exercise ordinary income equal to the excess, if any, of the fair market value of the shares at the time of exercise over the option exercise price. The taxable income recognized upon exercise of a non-qualified option will be treated as compensation income.

     When the shares received upon exercise of a non-qualified option are subsequently sold or exchanged in a taxable transaction, the holder thereof will generally recognize capital gain (or loss) in the amount by which the amount realized exceeds (or is less than) the fair market value of the shares that were included in income in connection with the exercise; the tax rates applicable to the capital gain or loss will depend on the holding period of the shares following the exercise of the non-qualified option.

     An optionee may pay the exercise price of a non-qualified option with shares of previously acquired common stock with an aggregate fair market value equal to the exercise price of the non-qualified option.

     An optionee who exercises a non-qualified option by delivering previously acquired common stock which was not previously acquired through the exercise of an incentive stock option will not recognize gain or loss with respect to the "exchange" of such previously acquired stock for new stock under the option. However, the optionee will recognize ordinary income to the extent the fair market value of the shares acquired exceeds the exercise price of the non-qualified option (as in the case of a regular exercise). The optionee's basis in and holding period for the previously acquired Common Stock surrendered will become the optionee's basis in and holding period for a corresponding number of shares acquired pursuant to the exercise of the non-qualified option. The optionee's basis in the other shares acquired will be equal to the fair market value of those shares when issued and the holding period for those shares will begin when they are issued to the optionee.

     This summary of the effect of the federal income tax consequences upon the participants in the Plan does not purport to be complete, and it is recommended that the participants consult their own tax advisors for counseling. The tax treatment under foreign, state or local law is not covered in this summary. In addition, tax laws are subject to change at any time.

     Additional Information. Additional information with respect to the Plan and its administration may be obtained from Mr. Craig
S. Weber, at 2550 Huntington Avenue, Alexandria, Virginia
22303, telephone (703) 960-4600.

     Option holders may obtain from Mr. Weber, without charge, upon written or oral request, copies of the documents (i) incorporated by reference in Item 3 of Part II of the registration statement filed with the SEC with respect to the Plan (which include, among other things, the Company's annual report on Form 10-K and quarterly reports on Form 10-Q) and (ii) required to be delivered to participants pursuant to Rule 428(b). The documents referred to in (i) are incorporated by reference in the Section 10(a) prospectus, which is deemed to be a part of the registration statement.